ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 00001308299-22
Filing Date and Time 04/18/2007 2:30 PM
Entity Number C19806-2004

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

MOBRIDGE EXPLORATIONS INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

N/A

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

75,000,000 shares of common stock, $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

750,000,000 shares of common stock, $0.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation shall issue 10 shares of common stock for every one (1) share of common stock issued and outstanding immediately prior to the effective date of the forward stock split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued.

7. Effective date of filing (optional): April 30, 2007

8. Officer Signature:	/s/ Fred B. Zaziski Signature	President Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fee.	Nevada Secretary of State AM 78.209.2007

Revised on: 01/01/2007

CW1177178.1